UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2004

KeyCorp

(Exact name of registrant as specified in charter)

Ohio	0-850	34-6542451

(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

127 Public Square, Cleveland, Ohio		44114-1306

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (216) 689-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

     KeyCorp is a party to change of control agreements with 30 of its senior officers. As of September 16, 2004, the change of control agreements have been amended to reflect that long term incentive compensation awards may include performance shares. A form of the amended change of control agreement is attached hereto as Exhibit 10.1, though certain of the amended agreements have minor variations from the form based upon senior officers’ participation in different retirement plans and line of business incentive plans.

     On September 2, 2004, subject to the approval of the KeyCorp Compensation Committee, KeyCorp entered into a letter agreement with Stephen E. Yates regarding the terms of his employment. On September 16, 2004, the KeyCorp Board of Directors appointed Mr. Yates as Executive Vice President and Chief Information Officer of KeyCorp and the KeyCorp Compensation Committee approved the terms of the letter agreement. The letter agreement confirms the terms of Mr. Yates’ base salary, incentive compensation and signing bonus, which includes a stock option grant of 100,000 shares that vests over a two-year period. In addition, the letter agreement provides that if Mr. Yates leaves KeyCorp either (a) prior to the end of the fifth year of his employment and with the consent of the Compensation Committee based upon having achieved certain employment objectives, or (b) after his fifth year of employment, any performance-based restricted stock awards that have been granted to him, which are not fully vested, will continue to be in effect as if Mr. Yates were an active employee through the balance of the vesting period. In those circumstances, all stock options that have been granted to Mr. Yates will vest, to the extent not already vested. The letter agreement entered into between KeyCorp and Mr. Yates is attached hereto as Exhibit 10.2.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.1	Form of Change of Control Agreement between KeyCorp and Certain Executive Officers of KeyCorp, effective September 16, 2004.

10.2	Letter Agreement between KeyCorp and Stephen E. Yates dated September 1, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KEYCORP

(Registrant)

Date: September 17, 2004	/s/ Lee Irving

	By:	Lee Irving
Executive Vice President
and Chief Accounting Officer